EXHIBIT 21

              List of Subsidiaries of Euro Group of Companies, Inc.
                        (formerly ICT Technologies, Inc.)

Europhone, Inc.

Eurokool, Inc.

Europhone USA, Inc.

Europhone USA LLC

Eurospeed, Inc.